Exhibit 99.1

Cautionary  Statement   Identifying  Important  Factors  that  Could  Cause  the
Company's Actual Results to Differ from those Projected in Forward Looking Statements

The following factors could affect The Great Train Store Company's actual future results, including its merchandise sales, expenses, cash flow and net income, and could cause them to differ from any forward-looking statements made by or on behalf of the Company:

o Due to the importance of the Christmas selling season to many retailers, including the Company, and in past years, the Company's efforts to open new stores late in the year to capitalize on increased net sales during the Christmas season, net sales in the fourth quarter of each year constitute a highly disproportionate amount of net sales for the entire year and, historically, has represented all of the Company's income from operations. As a result, the Company's annual earnings have been and will continue to be heavily dependent on the results of operations in the fourth quarter of each year.

o Changes in consumer tastes, spending habits, national, regional or local economic conditions, population and traffic patterns, could all adversely affect Company sales, expenses and profitability. In particular, the Company could be affected by an adverse change in the popularity of trains in general or in the Thomas & Friends television series. Products related to the Thomas & Friends television series have represented a significant portion of the Company's annual net sales in the past few years. There can be no assurance that the Company will be able to successfully anticipate and respond to changing conditions affecting consumer acceptance of its merchandise.

o The results achieved to date by The Great Train Stores may not be indicative of future operating results. Moreover, because of the relatively small number of stores, poor operating results at any one store or any unsuccessful new store opening could negatively impact the Company's results from operations to a greater extent than would be the case in a larger chain.

o The Company's continued success and expansion depends, in large part, on the continued availability of its existing locations and on the Company's ability to identify and secure suitable additional locations on acceptable terms in which to construct new stores. The rate of new store openings is subject to various contingencies, many of which are beyond the Company's control. These contingencies include, among others, the availability of new retail space in locations and on terms considered acceptable by the Company and the progress of construction of the Company's new stores and of the shopping centers in which they are to be located and the ability to find, successfully acquire, and effectively operate existing stores. Moreover, store construction and opening costs could be higher than expected, and the Company may reduce the rate at which it opens new stores. While some of the Company's leases contain provisions for renewal terms, there can be no assurance that such space will continue to be available to the Company after the expiration of the renewal terms or, if available, that such space could be obtained on terms considered acceptable by the Company. Further, certain of the renewal terms provide for substantial increases in occupancy costs. In addition, deterioration of shopping centers in which The Great Train Stores are located or increased competition from newly constructed centers could necessitate renovation of The Great Train Store or of the center in which it is located or otherwise adversely impact the Company's sales and/or expenses. The need for such renovations could involve unanticipated capital expenditures or result in a decrease in customer traffic, either of which could adversely affect the Company's operating results.

o The Company faces substantial competition for consumer dollars, suitable retail locations, management personnel and products from specialty retailers and mass merchandisers, including toy stores and merchandisers of gifts alternative to those offered by the Company. The Company also experiences significant competition for customers from companies which market products primarily or exclusively by mail order. Competition from such sources could increase in the future. Certain of the Company's competitors have substantially greater financial, marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete successfully with them in the future.

o The Company's business is dependent, in part, upon its ability to purchase and take timely delivery of merchandise. Numerous factors, many of which are outside the Company's control, could impair the Company's ability to purchase merchandise or delay the delivery of merchandise to the Company's stores. Significant deviations in the amount of merchandise delivered or in the delivery schedule could result in lost sales due to inadequate inventory, especially during the Christmas selling season, and have a material adverse effect on the Company's operating results.

o In order to successfully continue and manage its expansion strategy, the Company will be dependent on its ability to retain existing personnel and to hire, train and supervise additional personnel for the new stores to be opened while maintaining satisfactory levels of customer service at existing stores.

o The Company's quarterly operating results can be expected to fluctuate as a result of seasonal fluctuations in consumer demand for the Company's products, which is highest during the fourth quarter. A significant portion of the Company's operating expenses are relatively fixed and there can be no assurance that the Company will report income from operations in any particular quarter. Accordingly, the market price of the common stock could be subject to wide fluctuations in price and volume in response to actual or anticipated variations in quarterly operating results and a variety of other factors.

o To date, the Company has met its liquidity requirements through cash flows from operating activities, the public sale of its equity securities and borrowings under the existing credit facilities. In June 1998, the Company sold $3,000,000 aggregate principal amount of 12% subordinated debentures due 2003 and warrants to purchase 175,000 shares of the Company's common stock at an exercise price of $3.75 per share. In April 1999, the Company replaced its previous revolving line of credit with BankAmerica Business Credit, with a $10 million credit facility with Paragon Capital, LLC. The Company's future success is dependent upon the availability of adequate liquidity to meet its operating needs.

o The trading of the Company's common stock on the Nasdaq Small Cap Market is conditioned upon the Company meeting certain asset, capital and surplus, earnings and stock price tests. If the Company fails to satisfy any of these tests, the common stock may be delisted from trading on Nasdaq Small Cap Market. The effects of delisting include more limited news coverage of the Company. Delisting may restrict investors interest in the Common Stock and materially adversely affect the trading market and prices for the common stock and the Company's ability to issue additional securities or to secure additional financing.

o Because the Company's Internet retailing is still in a relatively early stage of development, there is no guarantee the use of the Internet for retail purposes will become widespread. Consumer concerns about privacy and security may hinder the growth of Internet retailing. Technology in the online commerce industry changes rapidly. These changes and the emergence of new industry standards and practices could render the Company's existing website and technology obsolete.

o The Company has a limited amount of experience marketing products electronically. The Company may be unable to develop the methods and means necessary to produce sufficient consumer interest in the Company's Website, thus hindering its ability to increase revenues via Internet sales. In addition, the Company may not be able to establish links with other web sites as planned which could adversely impact the success of the site. The Company must also be able to effectively and efficiently fulfill customer orders which is subject to various internal and external factors.

o The Company's success and ability to facilitate product sales over the Internet depends on the efficient and uninterrupted operation of its computer and communications hardware systems. In the case of frequent or persistent system failures the Company's reputation and name brand could be materially adversely affected.

o The Company may be adversely impacted by interruptions to its computer and communication systems, including its Internet systems. The Company's systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, break-ins, sabotage, intentional acts of vandalism, and similar acts. In addition, the Company's servers are vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions which could lead to interruptions, delays, loss of data or the inability to complete customer transactions. The Company does not presently have fully redundant systems, a formal disaster recovery plan or alternative service providers and may not carry sufficient business interruption insurance to compensate the Company for losses that could occur. In particular, so-called "Year 2000 problems" with the Company's systems or systems of third parties with which the Company does business, could adversely impact the Company.